CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our audit letter, dated March 8, 2012, relating to the proved oil and gas reserves of Voyager Oil & Gas, Inc. (the "Company") as of December 31, 2011, to the information derived from such audit letter and to the reference to this firm as an expert in the Form S-3 Registration Statement thereto filed by the Company and in the prospectus to which the Registration Statement relates.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III
By:
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

October 15, 2012

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